EXHIBIT 10.34

SECOND AMENDMENT

TO THE

TELLABS ADVANTAGE PROGRAM

Effective January 1, 2004, this Amendment is made on the thirty-first day of December, 2003, by Tellabs Operations, Inc. (the "Corporation"), a Delaware corporation;

        WHEREAS, the Administrative Committee approved a change with regards to loan procedures to simplify administration of the Tellabs Advantage Program (“Plan”), and pursuant to Article Eleven and in connection with respect thereto;

        NOW, THEREFORE, the sections of the Plan set forth below are amended as follows, but all other sections of the Plan shall remain in full force and effect.

1.     Section 7.11(a) is amended and restated as follows:

(a)	Upon the submission by the Participant of a written loan application form as prescribed by the Administrative Committee, or any other process approved by the Administrative Committee, a Participant shall be able to apply for a loan. The funds for such loan may only come from a Participant’s After-Tax Account, Before-Tax Account, Rollover Account, Coherent Before-Tax Account, Coherent Employer Account, Coherent Rollover Account, Salix Before-Tax Account, Salix Employer Account, Salix Rollover Account, Profit Sharing Account attributable to pre-1992 Profit Sharing Contributions, and Ocular Account. Participants shall not be allowed to obtain a loan from the Accounts comprised of Company contributions, with the exception of the pre-1992 Profit Sharing Contributions. If the Administrative Committee reasonably believes that the Participant either does not intend to repay the loan or lacks proper financial ability to repay the loan, it shall not grant such a loan. A Participant shall have no more than three loans outstanding at any time.

2.     Section 7.11(c) is amended and restated as follows:

(c)	The amount of any loan shall not be less than $1,000 unless, in the event that a Participant demonstrates financial hardship, the Administrative Committee, in its sole discretion, approves a loan in an amount less than $1,000. The maximum amount of a Participant’s loan shall not exceed the lesser of: (1) 50%of the Participant’s Before-Tax Account plus 100% of the funds available in a Participant’s After-Tax Account, Rollover Account, Coherent Before-Tax Account, Coherent Employer Account, Coherent Rollover Account, Salix Before-Tax Account, Salix Employer Account, Salix Rollover Account, Profit Sharing Account attributable to pre-1992 Profit Sharing Contributions, Ocular Account, and Vivace Account; or (2) $50,000 reduced by the greater of:

(i)	the highest outstanding balance of loans to the Participant from the Trust Fund during the one-year period ending on the day before the date on which such loan is made or modified; or

(ii)	the outstanding balance of loans to the Participant from the Trust Fund on the date on which such loan is made or modified.

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3.     In all other respects, the Plan shall remain in full force and effect.

        If there is a conflict between the terms as stated in the original Plan and the terms as stated in this Amendment, the terms stated in this Amendment shall prevail.

      TELLABS OPERATIONS, INC.

By:

      Its: Executive Vice President Enterprise Services

        The undersigned, James M. Sheehan, does hereby certify that he is the duly elected, qualified and acting Secretary of Tellabs Operations, Inc. (the “Company”) and further certifies that the person whose signature appears above is a duly elected, qualified and acting officer of the Company with full power and authority to execute this First Amendment to the Tellabs Advantage Program on behalf of the Company and to take such other actions and execute such other documents as may be necessary to effectuate this Amendment.

      Secretary, Tellabs Operations, Inc.